EXHIBIT 10.10

                                LETTER OF INTENT


Date: February 20, 2003

John O. Williams, CEO
Bike & Cycle Trak USA, Inc.
2116 2nd Avenue South
Minneapolis Minnesota, USA

Dear Mr. Williams:

This letter is intended to set forth a letter of intent by NSC Corporation ("NSC"), an Arizona corporation, and Bike & Cycle Trak USA, Inc ("BCT"), a Delaware corporation.

1. OVERALL STRUCTURE. Our mutual goal is to design, manufacture, and sell a product to enhance the safety of users of power sports equipment. Our initial belief as to the overall structure and purpose of the project is set forth in the attached Term Sheet, which would need to be properly documented in definitive agreements before having effect.

2. NEGOTIATIONS. We agree to negotiate to determine if the joint venture will be appropriate for the parties, provided, however, that either party may terminate negotiations at any time for any reason. Both parties agree to not negotiate or enter into or continue discussions with any other person or company or solicit or encourage, directly or indirectly, or furnish information to any other person or company, with respect to a similar business arrangement for the power sports industry sector, during the ninety (90) days following the date this letter is accepted by you.

3. CONFIDENTIALITY OF NEGOTIATIONS. The parties shall use best efforts to maintain at all times as confidential information the fact that you or we have executed this letter, the terms of this letter and the existence and content of any negotiations between us except that both parties may (i) inform advisors, counsel, and employees with a need to know as each party deems necessary, and
(ii) make appropriate disclosures if required by applicable securities laws, and
(iii) issue press releases regarding substance of the negotiations if they have been pre-approved by both parties.

4. GOVERNING LAW. This letter shall be governed by the substantive laws of the State of Arizona.

5. ENTIRETY. This letter constitutes the entire understanding and agreement between the parties hereto and their affiliates with respect to its subject matter and supersedes all prior or contemporaneous agreements, representations, warranties and understandings of such parties (whether oral or written). No promise, inducement, representation or agreement, other than as expressly set forth herein, has been made to or by the parties hereto. This letter and its exhibit hereto may be amended only by written agreement, signed by the parties

                          Letter of Intent, Page 1 of 4
to be bound by the amendment. Parol evidence and extrinsic evidence shall be inadmissible to show agreement by and between such parties to any term or condition contrary to or in addition to the terms and conditions contained in this letter and its exhibit.

6. CONSTRUCTION. This letter shall be construed according to its fair meaning and not strictly for or against either party. This letter does not, and is not intended to, impose any binding obligations on the parties, except as provided in Section 2 and 3 above.

If the terms and conditions of this letter are acceptable, please sign and return to us a copy of this letter so that we can move forward with our discussions.

Very truly yours,


/s/ Michael A. Grollman
-------------------------------
National Scientific Corporation
By: Michael A. Grollman
Title: President and CEO

Accepted and Agreed:

/s/ John O. Williams
-------------------------------
Bike & Cycle Trak USA, Inc.
By: John O. Williams
Title: CEO


                          Letter of Intent, Page 2 of 4

                                   TERM SHEET

This term sheet summarizes the principal terms with respect to the project, whose stakeholders will be NSC Corporation ("NSC") and Bike & Cycle Trak, Inc ("BCT"). This term sheet is intended solely as a basis for further discussion and is not intended to be and does not constitute a legally binding obligation of the parties. No legally binding obligations on the parties will be created, implied, or inferred until appropriate documents in final form are executed regarding the subject matter of this term sheet and containing all other essential terms of an agreed upon transaction and delivered by all parties. Without limiting the generality of the foregoing, it is the parties' intent that, until that event, no agreement binding on the parties shall exist and there shall be no obligations whatsoever based on such things as parol evidence, extended negotiations, "handshakes," oral understandings, or courses of conduct (including reliance and changes of position). Efforts by either party to complete due diligence, negotiate, obtain financing or prepare a contract shall not be considered as evidence of intent by either party to be bound by this term sheet or otherwise. The performance by either party prior to execution of a formal contract of any of the obligations which may be included in a contract between the parties when negotiations are completed shall not be considered as evidence of intent by either party to be bound by this term sheet.

The parties are discussing a transaction on the following terms:

GENERAL: This is a joint effort to co-develop an electronic product, but is not a partnership or a joint venture.

PURPOSES: The product to be developed is planned to be a GPS enabled tracking device to enhance safety for riders of motorcycles, snow machines, and other power sports equipment.

BUSINESS PLAN: The parties would agree prior to the start of the project on a Business Plan for the first two (2) years of operation of the project.

OWNERSHIP OF INTELLECTUAL PROPERTY: The parties would plan to agree prior to the start of the project on an ownership plan for any intellectual property that may result from the project. It is expected that some intellectual property will be owned separately both the parties, and some may be owned jointly.

ELECTRONICS BUDGET: The cost project budget is estimated to be $150,000 to produce the electronics and internal software systems for the first prototype, which the parties would like to share in approximately equal basis. NSC intends to perform the majority of this work and incur the majority of this cost directly, although BCT plans to assist directly with some of the sensor design. BCT will plan to make cash contribution of roughly $75,000 towards its share of these costs directly to NSC, in phased payments including an initial payment to be determined at a later time.

CASING: BCT plans to design and prototype the enclosure and mounting for this product.

MARKETING, SALES, AND DISTRIBUTION: BCT plans to take a leadership role in sale and distribution of the product, especially in the Midwest, as well as in establishing call center support for the product.

                          Letter of Intent, Page 3 of 4

MANUFACTURING: NSC plans to take a leadership role in manufacture of the product.

PRODUCT COST AND REVENUE SHARING: The parties intend to sell the product for a profit, and share the resulting revenues and margin from this effort, based roughly on their respective contributions of cost and effort to the development, manufacture, marketing, and sales effort associated with the project, which are today uncertain.

STOCK SWAP: Sometime shortly after the completion of the prototype, NSC plans to exchange approximately $30,000 of its SEC 144 Restricted Common Stock for approximately 3% of the outstanding shares of BCT. NSC stock shall be valued at the average closing price of its stock during the 30 calendar day period before this transaciton is consummated.

FOLLOW-ON AGREEMENT STRUCTURE: The parties plan to draft a master project agreement ("Master Project Agreement") that will broadly define the binding elements of this project. The parties then plan to draft separate agreements in the areas of joint development ("Joint Development Agreement"), intellectual property ("Intellectual Property Agreement"), product manufacturing ("Product Manufacturing Agreement") and product distribution and marketing ("Distribution and Marketing Agreement"). These agreements are likely not to be executed all at once, but rather executed in approximately the sequence listed in this paragraph, as the project advances through development and into its production and sales phases.

NEGOTIATIONS SCHEDULE: The parties hope to complete the Master Project Agreement before the end of February, and the other agreements within 2-3 months of the Master Project Agreement, if not sooner.

PROJECT SCHEDULE: This development phase of this project is expected to last approximately six months. The overall development and sales processes is expected to last approximately 2 years, with extensions likely after that point.

DUE DILIGENCE: Both parties will promptly begin and diligently pursue an investigation of the legal, business, environmental and financial condition of the proposed project. Each party will extend its full cooperation to the other party and its lawyers, accountants and other representatives in connection with such investigation. Each party, its lawyers, accountants and other representatives shall have full access to the other party's books and records, facilities, accountants and key employees for the purpose of conducting such investigation. The consummation of the transactions contemplated by this letter shall be conditional upon both parties complete satisfaction with such purchase investigation.

                          Letter of Intent, Page 4 of 4